Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES FIRST QUARTER RESULTS

•	First Quarter Sales Rose 34.3% With Same Store Sales Increase of 15.6%

•	EPS of 29 Cents Per Share Increases 222% Over Same Quarter Last Year

•	14 New Stores Opened in Quarter, 35 New Stores Planned for Fiscal 2006

SAN DIEGO, California, January 19, 2006 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the first quarter of fiscal 2006 ended December 24, 2005.

Mark Hoffman, Chief Executive Officer, remarked: “Our comparable store sales improvement in this first quarter reflects significant progress made in both brands to reclaim market share. Charlotte Russe recorded positive comp sales trends in apparel which was complemented by continued strength in our accessory categories. Rampage, while posting double digit comp sales growth, continues to be a work in process with its brand repositioning.”

“At the quarter-end,” Mr. Hoffman continued, “inventory levels at comparable stores were up 20% over prior year levels due, in part, to the earlier receipts of transitional Spring merchandise this year. As a result, we were well positioned following Christmas and thereafter. In fact, comparable store sales for the first three weeks of January have been running double-digit during this clearance period. Going into the fourth week of January, inventories at comparable stores were up high teens over the same week last year, and we feel very confident about the fashion Spring content and quality of our merchandise. Our new Spring floor sets should be complete by the second week of February in both brands.”

Mr. Hoffman added: “The Charlotte Russe brand continues to trend positively. With respect to the Rampage repositioning, during 2004 we experienced significant negative comp sales until Spring 2005 when the elevated product and price points gained support from our targeted customer base. While we have achieved a rebound in sales, it was partially due to a stronger promotional strategy and higher markdown expense. During the first quarter of fiscal 2006, we continued to build average store volumes for the Rampage chain; however, markdowns ran high and the store-level financial performance was not much better than the same time last year. In summary, we have been successful in rebuilding in part our Rampage store volumes; however, more progress is needed with our product gross margins. For the coming two quarters, we expect that the high level of promotional activities will continue and that, at the store-level, Rampage is expected to show a loss in the second quarter of fiscal 2006 with a projected profit in the subsequent third quarter.”

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“The continuation of elevated promotional strategies for market share, higher charges for stock options and bonuses this year, and the calendar shift of a later Easter will all impact the second quarter which is the lowest volume period of the year. Because of the calendar shift, we feel that the next two quarters should be viewed together; therefore, for this reason and for this quarter only, we are providing investors with financial guidance for the next two quarters. Assuming no significant change in the overall retailing environment, we would guide investors to expect low double-digit positive comparable store sales in the second and third quarters of fiscal 2006 with a loss of 3 to 7 cents per share for the second quarter, compared to a loss of 3 cents last year, and diluted earnings per share of 20 to 24 cents for the third quarter, compared to 14 cents last year,” Mr. Hoffman concluded.

As has been the company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after January 19, 2006. Management does not expect to report on its second quarter financial performance, or to comment on it to the investment community, until after the financial results for the second quarter have been released on or about April 20, 2006.

Financial Results:

Net sales for the first quarter increased 34.3% to $201.5 million from $150.0 million for the first quarter last year. Comparable store sales increased 15.6% during the quarter, compared to a decrease of 9.9% for the first quarter of fiscal 2005.

Operating income for the first quarter was $11.4 million as compared to $3.5 million for the same quarter last year. Net income increased 227% to $7.1 million from $2.2 million during the same quarter last year. Diluted earnings per share of 29 cents for the quarter compared to 9 cents for the same quarter of the prior year, an increase of 222%.

Included in the quarterly results was a $0.6 million pre-tax charge, which represented a 1.5-cent impact on diluted earnings per share, associated with the new requirement to recognize compensation expense for the company’s stock option plan. The average number of shares outstanding during the recent quarter was 24.5 million on a diluted basis.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 422 stores in 43 states and Puerto Rico, as of December 24, 2005, comprised of 356 Charlotte Russe stores and 66 Rampage stores. The company expects to open up to 35 new Charlotte Russe stores during the fiscal year ending in September 2006.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519-4471, PIN: 6833697.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to projections of our future results of operations or of our financial condition, our anticipated growth strategies and projected new store openings, successful repositioning of our Rampage brand, integration of our recently hired senior executives, and general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 7, 2005.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	First Quarter Ended
	Dec. 24, 2005	Dec. 25, 2004
Net sales	$201,454	$149,982
Cost of goods sold	152,072	115,182

Gross profit	49,382	34,800

Selling, general & administrative expenses	37,966	31,315

Operating income	11,416	3,485

Interest income, net	353	123
Other charges	(63)	(64)

Income before income taxes	11,706	3,544

Income taxes	4,647	1,382

Net Income	$7,059	$2,162

Basic earnings per share	$0.32	$0.10

Diluted earnings per share	$0.29	$0.09

Basic weighted average shares outstanding	22,212	21,957
Diluted weighted average shares outstanding	24,468	24,013

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	Dec. 24, 2005	Dec. 25, 2004
ASSETS
Cash and cash equivalents	$60,079	$41,818
Inventories	51,746	38,498
Other current assets	8,038	8,115
Deferred tax assets	7,800	6,300

Total current assets	127,663	94,731

Fixed assets, net	190,559	176,908
Goodwill	28,790	28,790
Other assets	1,312	1,174

Total assets	$348,324	$301,603

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable, trade	$26,415	$19,963
Accounts payable, other	8,312	5,122
Accrued payroll and related expense	7,251	5,615
Income and sales taxes payable	7,178	3,622
Other current liabilities	17,777	14,700

Total current liabilities	66,933	49,022

Deferred rent	103,258	90,695
Other liabilities	44	44
Deferred tax liabilities	1,300	4,000

Total liabilities	171,535	143,761

Total stockholders’ equity	176,789	157,842

Total liabilities and stockholders’ equity	$348,324	$301,603

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/